UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARIBA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ariba, Inc., which will be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on February 26, 2010, at 8:30 a.m Eastern Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting in person or not, I hope you will vote your shares as soon as possible. I encourage you to vote electronically via the Internet or by telephone prior to the meeting or, if you request paper materials, to sign and return your proxy card, so that your shares will be represented and voted at the meeting even if you cannot attend. As discussed in the Proxy Statement, voting electronically via the Internet, by telephone or by returning the proxy or voting instruction card does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Ariba. We look forward to seeing you at the Annual Meeting.

Sincerely,

ROBERT M. CALDERONI
Chairman of the Board of Directors and Chief Executive Officer

Sunnyvale, California

January 13, 2010

ARIBA, INC.

807 11th Avenue

Sunnyvale, California 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 26, 2010

The Annual Meeting of Stockholders of Ariba, Inc. will be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on February 26, 2010, at 8:30 a.m. Eastern Time for the following purposes:

1. To elect three (3) members of the Board of Directors to serve until the 2013 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on December 28, 2009, the record date, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 807 11th Avenue, Sunnyvale, California 94089 during ordinary business hours for the ten-day period prior to the Annual Meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow the Company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting of Stockholders.

By Order of the Board of Directors

Ahmed Rubaie
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 13, 2010

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 26, 2010

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Ariba, Inc., a Delaware corporation (“Ariba” or the “Company”), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Ariba’s Atlanta office, located at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA on February 26, 2010, at 8:30 a.m. Eastern Time, and at any adjournment or postponement of the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement (“Proxy Statement”).

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock, $0.002 par value (the “Common Stock”), is the only type of security entitled to vote at the Annual Meeting. On December 28, 2009, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 89,031,367 shares of Common Stock outstanding. Each stockholder of record on December 28, 2009 is entitled to one vote for each share of Common Stock held by such stockholder on December 28, 2009. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2010 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Voting of Shares

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, ComputerShare, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we furnish proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or over the telephone. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Shares of Common Stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of Common Stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone or if you have requested a hard copy of these proxy materials, by returning the proxy or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors (the “Board of Directors”) and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted FOR the nominees for election to the Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2010 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

Revocability of Proxies

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Chief Financial Officer of the Company at the Company’s Atlanta office at 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA 30009 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Attending the Annual Meeting

You are entitled to attend the Annual Meeting only if you were a stockholder of the Company as of the close of business on December 28, 2009 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of record holders on the record date prior to your being admitted to the Annual Meeting. If you are a beneficial owner of shares held in street name, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement prior to December 28, 2009, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its members, other than Robert M. Calderoni, Ariba’s Chief Executive Officer, is an “independent director” as described in the listing standards of The Nasdaq Global Market (“Nasdaq”).

Board of Directors Meetings and Committees

During the fiscal year ended September 30, 2009, the Board of Directors held eight meetings and did not act by written consent in lieu of a meeting on any occasion. For the fiscal year, each of the current directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served. All of Ariba’s directors are encouraged to attend the Annual Meeting. All of Ariba’s directors were in attendance either by person or by telephone at Ariba’s 2009 annual meeting of stockholders.

During the fiscal year ended September 30, 2009, the Board of Directors had an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Equity Incentive Committee.

The Board of Directors and other committees held a total of 16 executive sessions during the fiscal year ending September 30, 2009. Mr. Calderoni was not present at 14 of these executive sessions.

Audit Committee. During the fiscal year ended September 30, 2009, the Audit Committee of the Board of Directors (the “Audit Committee”) held nine meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including (i) the selection of the Company’s independent auditors, (ii) the scope of the independent auditors’ service and annual audit fees to be paid to the Company’s independent auditors, (iii) the performance of the Company’s independent auditors and (iv) the accounting practices of the Company. The chair of the Audit Committee is Mr. Monahan, and the other members of the Audit Committee are Messrs. Kashnow and Johnson and Ms. Edelman. Ms. Edelman joined the Audit Committee on December 1, 2009. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Monahan is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Corporate Governance and Nominating Committee. During the fiscal year ended September 30, 2009, the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”) held three meetings and did not act by written consent in lieu of a meeting on any occasion. The Corporate Governance and Nominating Committee (i) reviews, considers developments in and makes recommendations to the Board of Directors regarding corporate governance policies and procedures for the Company, (ii) makes recommendations to the Board of Directors regarding candidates for membership in the

Board of Directors and regarding the size and composition of the Board of Directors, and (iii) establishes procedures for the nomination process. The chair of the Corporate Governance and Nominating Committee is Mr. Kashnow, and the other members of the Corporate Governance and Nominating Committee are Mr. Newkirk and Ms. Edelman. A copy of the Corporate Governance and Nominating Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

In assessing the appropriate size and composition of the Board of Directors, the Corporate Governance and Nominating Committee considers bona fide candidates from all relevant sources, including current members of the Board of Directors, professional search firms, stockholders and other persons. The minimum qualifications and skills that each director should possess include (i) the highest professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest, (iii) a commitment to enhancing stockholder value and (iv) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the Corporate Governance and Nominating Committee considers (i) various and relevant career experience, (ii) relevant skills, such as an understanding of the software business, software development, technology, finance, marketing and international commerce, (iii) financial expertise and (iv) diversity.

Stockholders may propose director candidates for consideration by the Corporate Governance and Nominating Committee. Any such recommendations should be directed to the Secretary of the Company at Ariba’s headquarters at the address set forth above. In addition, the Company’s bylaws permit stockholders to nominate directors at an annual meeting of stockholders. To nominate a director, a stockholder must (i) give timely notice thereof in writing to the Secretary of the Company in accordance with the Company’s bylaws, which require that notice be received by the Secretary of the Company within the time periods described below (see “Stockholder Proposals for 2011 Annual Meeting”) and (ii) have acted in accordance with the representations set forth in a solicitation statement required by the Company’s bylaws.

Compensation Committee. During the fiscal year ended September 30, 2009, the Compensation Committee of the Board of Directors (the “Compensation Committee”) held seven meetings and did not act by written consent in lieu of a meeting on any occasion. The Compensation Committee (i) administers the Company’s stock plans, (ii) reviews the performance of, and establishes compensation programs for, the executive officers of the Company and (iii) reviews the compensation programs for other key employees, including salary and cash bonus levels and option and restricted stock grants under the Company’s stock plans. The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices. Additional information on the roles and responsibilities of the outside compensation consultant is provided under “Executive Compensation and Related Information” beginning on page 12 of this Proxy Statement. The chair of the Compensation Committee is Mr. Wallman and the other members of the Compensation Committee are Messrs. Newkirk and Knowling. A copy of the Compensation Committee’s charter is publicly available on the Company’s web site at http://www.ariba.com/company/investor_governance.cfm.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee was formed in April 1999, and Messrs. Wallman, Newkirk and Knowling served as members during fiscal year 2009. None of these individuals was at any time during fiscal year 2009, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Equity Incentive Committee. During the fiscal year ended September 30, 2009, the Equity Incentive Committee of the Board of Directors (the “Equity Incentive Committee”) held no meetings and acted by written consent in lieu of a meeting on 36 occasions. The Equity Incentive Committee administers the Company’s equity incentive plans with respect to persons other than directors and executive officers of the Company. With respect to each calendar quarter, its authority is limited to grants of not more than 50,000 options per person per quarter and not more than 25,000 restricted shares or restricted stock units per person per quarter. The sole member of the Equity Incentive Committee is Mr. Calderoni.

Stockholder Communications with Directors

Any stockholder wishing to send written communications to the Board of Directors or a specified individual director may do so by sending them to Ariba’s headquarters at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel. The Company’s General Counsel will relay all such communications to the Board of Directors, or individual members, as appropriate.

Stock Ownership Guidelines

In 2007, the Board of Directors adopted stock ownership guidelines to align the interests of Ariba’s executive officers and directors with the interests of stockholders and to promote the Company’s commitment to sound corporate governance. The stock ownership guidelines were amended and restated in 2008. The stock ownership guidelines are effective for all of the Company’s current executive officers and directors, and as of October 31, 2009, all of the Company’s executive officers and directors have met their targets. Any future executive officer or director has five years from the date of election to meet his or her target. The stock ownership guidelines are as follows:

Chief Executive Officer	3 times salary
All other Executive Officers	1 times salary
Non-Management Directors	10,000 shares of Common Stock

Stock ownership will be deemed to include shares owned outright by the individual or his or her immediate family members; shares held in a 401(k) account; restricted stock issued, whether or not vested; shares held in trust for the benefit of the participant or his or her immediate family; and vested or unvested performance grants of stock. The definition of stock expressly includes stock units.

Failure to meet or to show sustained progress toward meeting the stock ownership guidelines may result in a reduction in an executive officer’s or director’s future long-term incentive grants and also may result in a requirement to retain all stock acquired through Company grants of equity.

Code of Ethics

In 2005, the Company adopted a Code of Business Conduct (the “Code of Conduct”). The Company requires all directors, officers, and employees to conduct themselves according to the Code of Conduct and to seek to avoid even the appearance of improper behavior. Employees are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. The Code of Conduct is posted on the Company’s web site, and the Company also intends to post any future amendments to, or waivers granted to our executive officers, from a provision of the Code of Conduct.

Corporate Governance Document Availability

The charters of the Compensation Committee, the Audit Committee and the Nominating & Corporate Governance Committee, the Corporate Governance Guidelines, the Code of Conduct, Policies and Procedures with respect to Related Person Transactions and the Stock Ownership Guidelines may be accessed on the Company’s Web site www.ariba.com in the “Corporate Governance” section by clicking on “Investor Relations.” Printed copies of these documents are available upon request by contacting the General Counsel’s office, at the address noted above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table sets forth, as of November 30, 2009, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s directors and the executive officers named in the 2009 Summary Compensation Table on page 19 and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of November 30, 2009
Beneficial Owner	Number of Shares (1)	Percentage of Class(2)
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	8,712,247	9.8%
Robert M. Calderoni	149,299	*
Harriet Edelman	6,536	*
Robert D. Johnson(4)	46,643	*
Richard A. Kashnow(5)	63,300	*
Robert E. Knowling, Jr.(6)	54,174	*
Thomas F. Monahan(5)	103,824	*
Karl E. Newkirk(7)	110,840	*
Richard F. Wallman(8)	40,000	*
Kevin S. Costello	137,636	*
Kent L. Parker	106,022	*
Ahmed Rubaie	10,000	*
All current directors and executive officers as a group (11 people)	828,274	0.9%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of November 30, 2009 for the purpose of computing the percentage ownership of the person holding those options, but not for the purpose of computing the percentage ownership of any other person.
(2)	Based on 89,315,087 shares of Common Stock outstanding as of November 30, 2009.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. Wellington Management, in its capacity as investment adviser to its clients, may be deemed to beneficially own 8,712,247 shares which are held of record by its clients. Wellington Management has shared voting power with respect to 6,602,304 of such shares and shared dispositive power with respect to 8,712,247 shares.
(4)	Includes stock options exercisable within the next 60 days totalling 25,000 shares of Ariba Common Stock.
(5)	Includes stock options exercisable within the next 60 days totalling 62,500 shares of Ariba Common Stock.
(6)	Includes stock options exercisable within the next 60 days totalling 43,331 shares of Ariba Common Stock.
(7)	Includes stock options exercisable within the next 60 days totalling 79,516 shares of Ariba Common Stock.
(8)	Includes stock options exercisable within the next 60 days totalling 40,000 shares of Ariba Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s certificate of incorporation provides for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Ariba currently has authorized eight directors. The class of directors standing for election at the Annual Meeting consists of three directors. The three directors will be elected at the Annual Meeting to serve until the 2013 annual meeting of stockholders of Ariba or until their successors are elected and qualified.

The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of December 31, 2009, their positions and offices held with Ariba and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The three Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Ariba. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than three individuals.

Nominee	Age	Year Term Expires	Positions and Offices Held with the Company
Thomas F. Monahan	60	2013	Director
Karl E. Newkirk	68	2013	Director
Richard F. Wallman	58	2013	Director

Thomas F. Monahan, age 60, has served as a director of the Company since July 2003. In 2003, after six years as Dean of the College of Commerce and Finance at Villanova University, he returned to the faculty in the John M. Cooney Endowed Professorship in Accounting. Mr. Monahan received his Ph.D. in Accounting from Temple University, his Master of Business Administration in Finance from Rutgers University and his Bachelor of Science degree in Economics from Hofstra University. He is a Certified Public Accountant.

Karl E. Newkirk, age 68, has served as a director of the Company since July 2004. From August 2003 to July 2004, Mr. Newkirk served as a director of FreeMarkets, Inc., which the Company acquired in July 2004. From 1963 to 2001, Mr. Newkirk was employed at Accenture, Ltd (formerly known as Andersen Consulting), where he was a partner from 1972 through 2001, when Andersen Consulting became a public company. Mr. Newkirk held a number of leadership roles throughout his career at Accenture, most recently serving as the Managing Partner of the Global Enterprise Business Solutions Practice and of the Microsoft Alliance. Mr. Newkirk holds an undergraduate degree in Industrial Engineering from Case Institute of Technology and a Master of Business Administration from Case Western Reserve University.

Richard F. Wallman, age 58, has served as a director of the Company since October 2002. From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). In addition to serving as a director of the Company, he is also a member of the boards of directors of Convergys Corporation and Roper Industries Inc. Mr. Wallman holds a degree in electrical engineering from Vanderbilt University and a Master of Business Administration from the University of Chicago Graduate School of Business.

Our Board of Directors recommends a vote “For” the Nominees listed above.

Set forth below is information regarding each of the continuing directors of Ariba, including his or her age as of December 31, 2009, the period during which he or she has served as a director, and certain information as to principal occupations and directorships held by him or her in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2011

Robert M. Calderoni, age 50, has served as Chairman of the Board of Directors since July 2003 and as the Company’s Chief Executive Officer and a director since 2001. From 2001 to 2004, Mr. Calderoni also served as the Company’s President. In 2001, Mr. Calderoni served as the Company’s Executive Vice President and Chief Financial Officer. In addition to serving as a director of the Company, he is also a member of the boards of directors of Juniper Networks, Inc. and KLA-Tencor Corporation. Mr. Calderoni holds a Bachelor of Science degree in accounting and finance from Fordham University.

Robert E. Knowling, Jr., age 54, has served as a director of the Company since July 2000 and currently serves as the Company’s lead independent director. Mr. Knowling is currently Chairman of Eagles Landing Partners. From June 2005 to March 2009, Mr. Knowling served as Chief Executive Officer of Telwares Communications, LLC (formerly Vercuity Solutions, Inc.), a supplier of telecom expense management services. From January 2003 to May 2005, Mr. Knowling served as Chief Executive Officer of the New York Leadership Academy at the New York City Board of Education. From 2001 to 2003, Mr. Knowling served as Chairman and Chief Executive Officer of SimDesk Technologies, a software development company. Mr. Knowling served as President and Chief Executive Officer of Covad Communications Company, a broadband service provider, from 1998 to 2000. He also served as Chairman of the Board of Directors of Covad in 1999 and 2000. In addition to serving as a director of the Company, he is also a member of the boards of directors of Heidrick & Struggles International and Roper Industries, Inc. Mr. Knowling holds a Bachelor of Arts degree in theology from Wabash College and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Business.

Continuing Directors—Term Ending in 2012

Harriet Edelman, age 53, has served as a director of the Company since July 2008. Ms. Edelman currently is head of Information Technology for Emigrant Savings Bank and serves as I.T. Advisor to the Chairman, New York Private Bank and Trust. From 1979 to 2008, Ms. Edelman was employed at Avon Products, Inc., a leading global beauty company with over $10 billion in annual revenue. Ms. Edelman held a number of leadership roles at Avon Products throughout her career and most recently served as Senior Vice President & CIO. Ms. Edelman also serves as a director of Brinker International, Inc., an owner, operator and franchisor of restaurants, and as Vice President of the Board of the Police Athletic League of New York and is a director of the Girl Scouts, USA. Ms. Edelman holds a Bachelor of Music degree from Bucknell University and a Master of Business Administration from Fordham University.

Richard A. Kashnow, age 67, has served as a director of the Company since April 2003. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with GE, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a Captain. He also serves on the board of Electronics for Imaging, Inc. a public company specializing in printing technology and print management solutions. Mr. Kashnow received a Ph.D. in physics from Tufts University in 1968 and a BS in physics from Worcester Polytechnic Institute in 1963.

Robert D. Johnson, age 62, has served as a director of the Company since January 2005. From August 2006 to July 2008, Mr. Johnson served as Chief Executive Officer of Dubai Aerospace Enterprise, an aerospace, manufacturing and services corporation. From January 2005 to January 2006, Mr. Johnson was the Chairman, Aerospace of Honeywell Aerospace, a division of Honeywell Inc., a supplier of aircraft engines, equipment, systems and services. From 2000 to 2005, Mr. Johnson was the President and Chief Executive Officer of Honeywell Aerospace. In 1999 and 2000, he was President and Chief Executive Officer of AlliedSignal Aerospace, a division of AlliedSignal Inc., a supplier of aircraft engines, equipment, systems and services. From 1997 until 1999, he was President and Chief Executive Officer of Electronic and Avionics Systems, AlliedSignal Aerospace. In addition to serving as a director of the Company, Mr. Johnson is also a member of the boards of directors of Spirit Aerosystems Holdings, Inc. and Roper Industries Inc. Mr. Johnson holds a Bachelor of Arts degree in economics and mathematics from Miami University (Ohio).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Named Executive Officers

This section and the “Executive Compensation Tables” section provide information relating to our executive compensation programs and the compensation paid to or accrued for the Company’s named executive officers during fiscal year 2009. Our named executive officers are determined in accordance with Securities and Exchange Commission rules. For fiscal year 2009, our named executive officers included all of our executive officers, Robert M. Calderoni, Kevin S. Costello, Kent L. Parker and Ahmed Rubaie (collectively, the “named executive officers”).

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for developing and monitoring compensation arrangements for the named executive officers of the Company, administering the Company’s stock plans and other compensation plans and performing such other activities and functions related to executive compensation as may be assigned from time to time by the Board. The performance criteria for the Chief Executive Officer were developed and evaluated by the Compensation Committee in support of the financial and operational goals for fiscal year 2009. The performance criteria for the other named executive officers for fiscal year 2009 were developed by the Chief Executive Officer in consultation with the Compensation Committee and monitored by the Chief Executive Officer, with the support of his staff.

Compensation Philosophy and Objectives

The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. Additionally, executive compensation is designed to enable the Company to attract, retain and motivate qualified executives who are able to contribute to the long-term success of the Company.

The following specific strategies are generally utilized to guide the Company’s executive compensation decisions:

•	Risk and Reward. A significant portion of an executive’s compensation should be tied to his or her performance and contributions to the success of the Company.

•

Pay for Performance. If an executive performs above expectations, then the executive should be rewarded with a higher level of total compensation. Similarly, if performance is below expectations, then there should be a lower level of total compensation, including the possibility of no variable compensation.

•

Compensate Competitively. The Company should compare its compensation programs to those of other companies in similar industries and establish compensation programs that allow the Company to attract and retain the executive talent it needs.

It is the Compensation Committee’s philosophy to align the interests of the Company’s stockholders and management by integrating compensation with the Company’s annual and long-term corporate strategic and financial objectives that are designed to enhance stockholder value. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with similarly situated companies in the high tech industry. In addition to these factors, the Compensation Committee considers the retention risk of individual officers before finalizing compensation decisions. The components of named executive officer compensation consist of base salary, bonus and equity incentive programs, which are discussed separately below.

Compensation Consultants

The Compensation Committee retained Mercer as its compensation consultant for fiscal years 2009 and 2010. Mercer did not undertake any work directly for the Company without the express permission of the Compensation Committee or its members. The Compensation Committee retained Mercer to ensure that it would receive independent advice on compensation decisions. Mercer attended five meetings of the Compensation Committee that were specifically focused on named executive officer compensation for fiscal year 2009 and as of December 8, 2009, Mercer attended seven meetings of the Compensation Committee that were specifically focused on named executive officer compensation for fiscal year 2010.

Mercer assisted the Compensation Committee by summarizing key trends in equity compensation among technology companies and evaluating the competitiveness of the Company’s total compensation package offered to executives on the basis of proxy filing data. Mercer also assisted the Compensation Committee with evaluating proposals to be included in the Company’s 2009 Proxy Statement related to the approval of an amendment to the Company’s 1999 Equity Incentive Plan to increase the number of shares available for future grants and the approval of an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares available for future grants.

Peer Group and Compensation Targets

In order to determine the peer group for fiscal year 2009 (the “2009 Peer Group”), the Compensation Committee utilized Mercer’s peer group development process to yield selection criteria for identifying comparable companies based on two primary criteria: Ariba’s business and Ariba’s revenue size. Ariba’s business criteria included direct peers (i.e. technology companies that provide various financial, sales and other solutions) and industry-related peers (e.g. software and internet software companies that provide financial, sales or customer relationship solutions). In general, companies with a revenue range of $125 million to $750 million were considered, although three companies that were outside of this range were included to reflect the labor market from which Ariba attracts candidates.

Through this process, the Compensation Committee selected a 2009 Peer Group consisting of the following companies: Brocade Communications Systems, Cadence Design Systems, Sybase, Salesforce.com, TIBCO Software, Epicor Software, JDA Software, MicroStrategy Incorporated, Aspen Technology, Manhattan Associates, Openwave Systems, Radiant Systems, Blackboard, Advent Software, Kenexa, EPIQ Systems, Actuate Corporation and Concur Technologies. This peer group had actual median revenue of $339 million for fiscal year 2008, which was similar to the 2008 Peer Group actual median revenue of $309 million for fiscal year 2007 and to the Company’s fiscal year 2008 revenue of $328 million.

In order to determine the peer group for fiscal year 2010 (the “2010 Peer Group”), the Compensation Committee reviewed the 2009 Peer Group using Mercer’s peer group development process. Through this process, the Compensation Committee determined that it would not make any changes for fiscal year 2010. The 2010 Peer Group has actual median revenue of $325 million for fiscal year 2009, which was similar to the Company’s fiscal year 2009 revenue of $339 million.

Role of Named Executive Officers and Management in Compensation Decisions

The Compensation Committee determines the compensation (including bonus and stock grants, if any) of the Chief Executive Officer in consultation with the compensation consultant. The Company’s Senior Vice President of Human Resources works directly with the chair of the Compensation Committee, management of the Company and the compensation consultant to ensure that compensation-related activities are completed according to a time and responsibility schedule.

As discussed under “Overview of Compensation Program” above, the performance criteria for the Chief Executive Officer were developed and evaluated by the Compensation Committee in support of the financial and operational goals for fiscal year 2009 designed to enhance stockholder value. The Compensation Committee determines the compensation (including bonus and stock grants, if any) of the other named executive officers in consultation with the compensation consultant and the Chief Executive Officer. As discussed under “Overview of Compensation Program” above, the performance criteria for the other named executive officers for fiscal year 2009 were developed by the Chief Executive Officer in consultation with the Compensation Committee and monitored by the Chief Executive Officer, with the support of his staff. The performance criteria for the Chief Executive Officer were the same as the performance criteria used for each of the other named executive officers.

Compensation Components

To promote the objectives of our compensation programs, our compensation programs consist of the following principal elements:

•	base salary;

•	bonus;

•	equity incentive programs; and

•	other benefits.

The Compensation Committee uses (i) base salaries to provide a minimum, fixed level of cash compensation for the executive officers, (ii) cash bonuses to incentivize and reward executive officers for achieving key financial and operating results and (iii) equity incentive programs to incentivize executive officers to key strategic initiatives and to align their interests with those of stockholders. The Committee believes that the majority of the executive officers’ total compensation should consist of long-term equity incentive compensation, rather than cash, which is primarily tied to shorter-term performance.

Base Salary

Base salary represents the portion of each named executive officer’s total compensation that is fixed, or not at risk. The Compensation Committee reviews each named executive officer’s base salary annually, and it makes adjustments to reflect competitive market levels of salary according to the peer group data, the amount of time since the individual executive’s last adjustment, the named executive officer’s contributions to the Company’s success, and the named executive officer’s total compensation package, including cash incentives and equity-based incentives.

In September 2008, at the request of the Compensation Committee, Mercer compared total cash compensation for the named executive officers against the 2009 Peer Group, and reviewed the named executive officers’ cash compensation history. The total cash compensation for each of the named executive officers was determined to be between the median and the 75th percentile of the 2009 Peer Group. As a result, the Compensation Committee determined that total cash compensation was at an appropriate level and did not increase base salary for any of the named executive officers for fiscal year 2009.

In September 2009, at the request of the Compensation Committee, Mercer compared total cash compensation for the named executive officers against the 2010 Peer Group and again reviewed the named executive officers’ cash compensation history. The total cash compensation for Messrs. Calderoni, Costello and Rubaie was determined to be between the median and approximately the 75th percentile of the 2010 Peer Group. As a result, the Compensation Committee determined that total cash compensation was at an appropriate level for Messrs. Calderoni, Costello and Rubaie and it made no adjustments. The total cash compensation for Mr. Parker was determined to be below comparative benchmarks in the 2010 Peer Group. The Compensation Committee considered Mr. Parker’s expanded role with the Company, which includes responsibility for the Research and Development organization, and decided to increase Mr. Parker’s base salary to $375,000, which placed his total cash compensation near the median percentile of the 2010 Peer Group.

Bonus

The cash bonus program is designed to provide competitive cash payment opportunities based on individual contributions and overall Ariba performance. The opportunity for a more significant award increases when both Ariba and the employee achieve higher levels of performance.

The Company’s cash bonus program for the fiscal year ended September 30, 2009 was administered through the Ariba Bonus Plan – Executive Officers. Pursuant to the cash bonus program, an annual target bonus amount was assigned to each participant as soon as reasonably practicable after the beginning of the fiscal year and may be modified from time to time thereafter. 50% of the actual annual bonus was determined on the basis of the Company’s annual non-GAAP net income and 50% was determined on the basis of the Company’s annual non-GAAP revenue. The maximum amount of bonus that could be paid to each officer was 200% of target. The Compensation Committee has traditionally established key annual targets for the cash bonus plan that it believes are important for measuring short-term Company performance and enhancing stockholder value. The Compensation Committee uses non-GAAP measures of revenue and net income because it believes that they are used by the Board of Directors and investors in evaluating the Company’s performance. “Non- GAAP revenue” under the Bonus Plan means revenue excluding the impact of purchase accounting adjustment-deferred revenue. “Non-GAAP net income” under the Bonus Plan means after-tax income excluding (i) restructuring-related expense, (ii) amortization of acquired core technology and in-process R&D, (iii) amortization of goodwill and intangibles, (iv) amortization of stock-based compensation; and (v) purchase accounting adjustment-deferred revenue.

For fiscal year 2009, the Compensation Committee set the performance metric at $340 million for the non-GAAP revenue component of the bonus plan and $42 million for the non-GAAP net income component of the bonus plan. These performance targets were formulated in the Fall of 2008 before the full magnitude and severity of the economic downturn was generally known. The Company realized $339 million of non-GAAP revenue and $61 million of non-GAAP net income in fiscal year 2009, which represented 2% growth in non-GAAP revenue and 71% growth in non-GAAP net income over the prior year’s results.

On October 5, 2009, the Compensation Committee determined that each named executive officer should receive a bonus equal to the maximum amount under the bonus plan. In the absence of the Compensation Committee’s determination, the actual bonus attainment based on fiscal year 2009 results would have been at the 149% level. In reaching its determination the Compensation Committee considered the outstanding performance of the Company, the relative performance when compared to the 2009 Peer Group as well as to other Software as a Service, or SaaS, companies (including Salesforce.com, Concur, SuccessFactors, Netsuite, Omniture and Taleo), and the challenging economic environment in which these results were achieved.

In addition, the Compensation Committee took into account that it has the authority under the cash bonus plan to modify awards and has exercised that authority in the past when warranted, based on management’s performance or economic conditions. For example, in fiscal year 2008, the Committee did not award any bonuses to conserve cash, even though Company performance would have indicated a payment of approximately 95% of the target amount under the bonus plan.

On November 19, 2009, the Compensation Committee reviewed the Ariba Bonus Plan- Executive Officers and determined that it would remain in effect for 2010 and would not be modified or terminated.

Equity Incentive Programs

Restricted stock and restricted stock unit awards are designed to align the interests of each named executive officer with those of the stockholders and to create incentives to achieve longer-term strategic initiatives. Each year, the Compensation Committee considers the grant of equity awards to named executive officers. The Committee believes that such awards provide added incentive for named executive officers to influence the strategic direction of the Company and to create and grow value for customers, stockholders and employees. The number of restricted shares or restricted stock units granted to individual named executive officers is generally based on demonstrated performance, the amount and timing of prior awards and the named executive officers’ overall compensation and equity participation in the Company, as well as the results of the survey data prepared by the compensation consultant.

In September 2008, at the request of the Compensation Committee, Mercer benchmarked total long-term incentive compensation for the named executive officers against the 2009 Peer Group and reviewed their compensation history for the past two years. With the assistance of Mercer, the Compensation Committee reviewed current executive pay levels, incentive plan practices among peer companies and equity reserve and usage practices among peer companies.

In October 2008, Mercer reviewed the structure of the Company’s long-term incentive compensation for the Compensation Committee. Mercer reported that Ariba delivers a greater percentage of total compensation in long-term incentives than the 2008 Peer Group. In addition, Mercer reported that Ariba’s pay mix is highly performance-based. This structure puts a significant portion of total compensation at risk and aligns management with shareholders’ interest. Mercer recommended that the Compensation Committee continue to deliver a significant portion of the long-term incentive compensation in performance-based equity.

The Compensation Committee, based on Mercer’s analysis and recommendation, made the following equity awards for fiscal year 2009 for each of Messrs. Calderoni, Costello, Parker and Rubaie: Mr. Calderoni, 325,000 restricted stock units; Mr. Costello, 150,000 restricted stock units; Mr. Parker, 110,000 restricted stock units; and Mr. Rubaie, 75,000 restricted stock units. Since the Company delivers a greater percentage of compensation to the named executive officers in the form of long term equity incentive compensation than does the 2009 Peer Group, in making these awards the Compensation Committee targeted total direct compensation, at target, to be above the median to approximately the 75th percentile of the 2009 Peer Group. Depending on Company performance, 0% to 200% of the award could vest. Specifically, one-third of these performance-adjusted shares will vest only if a minimum performance level is achieved in fiscal year 2009 and the remaining two-thirds of the performance-adjusted shares will vest only if performance is sustained in fiscal year 2010.

The Compensation Committee determined to use subscription software revenue (“SSR”) as the sole performance metric over the vesting period. The Company’s major strategic initiative over the last few years has been to transition from an enterprise software company, which primarily enters into perpetual or term licenses of its software solutions that are installed by its customers behind their fire walls, to an on-demand company, which delivers its software solutions as a service. The Committee selected SSR as the sole performance metric for its fiscal year 2009 equity awards because SSR is a key metric of the success of this transition, which the Committee believes is critical for enhancing stockholder value over the longer term. The Committee also selected SSR because it is included in the Company’s audited financial statements and its public reports, so that stockholders can evaluate the performance metric.

The Compensation Committee set SSR at $135 million at 100% of target, representing a 21% increase over $112 million of SSR in fiscal year 2008 and a 99% increase over $68 million of SSR in fiscal year 2007. On October 26, 2009, the Compensation Committee confirmed the achievement of the 2009 SSR at $151 million, which represents 35% growth over fiscal year 2008 SSR and achievement at the 195% performance level. One-third of the performance-adjusted shares vested on November 15, 2009.

In August 2009, at the request of the Compensation Committee, Mercer benchmarked total long-term incentive compensation for the named executive officers against the 2010 Peer Group and reviewed their compensation history for the past two years. With the assistance of Mercer, the Compensation Committee reviewed current executive pay levels, incentive plan practices among peer companies and equity reserve and usage practices among peer companies.

In September 2009, Mercer reviewed the structure of the Company’s long term incentive compensation for the Compensation Committee. Mercer acknowledged that Ariba continues to deliver a greater percentage of total compensation in long term incentives than the 2010 Peer Group. In addition, Mercer acknowledged that Ariba’s pay mix is highly performance-based. This structure puts a significant portion of total compensation at risk and aligns management with shareholders’ interest. Mercer recommended that the Compensation Committee continue to deliver a significant portion of the long-term incentive compensation in performance-based equity. In addition, Mercer recommended that the Compensation Committee continue to use a performance measurement period of one year due to the difficulty of determining multi-year performance targets in an uncertain economy, but with payouts after two years based on sustained performance.

The performance metric is based on subscription software growth and is linked to the Company’s strategic and operating plans. The Compensation Committee evaluated the selection of performance criteria with the assistance of Mercer and determined that SSR is an appropriate performance metric for fiscal year 2010 for the same reasons it was used as the performance metric in fiscal year 2009.

The Compensation Committee, based on Mercer’s analysis and recommendation, made the following equity awards for fiscal year 2010 for each of Messrs. Calderoni, Costello, Parker and Rubaie: Mr. Calderoni, 330,033 restricted stock units; Mr. Costello, 156,766 restricted stock units; Mr. Parker, 90,759 restricted stock units; and Mr. Rubaie, 90,759 restricted stock units. In making these awards the Compensation Committee again targeted total direct compensation, at target, to be above the median to approximately the 75th percentile of the 2010 Peer Group. All of these shares are performance-based shares and will only vest if a minimum performance level is reached in fiscal year 2010. If the minimum performance threshold is reached, and if performance is sustained for 2011, 100% of the performance-adjusted shares will vest on November 15, 2011. The maximum award for the performance-based shares is 200% of target.

Equity Award Policy

Committees

Our board approved an Equity Award Policy in February 2007 and amended it in November 2007. The Compensation Committee may approve certain exceptions to the policy, but only at a time when the members of the Compensation Committee would be permitted to trade shares of our stock under the trading policy. The policy provides that equity awards may be granted by either the Compensation Committee or the Equity Incentive Committee. The Equity Incentive Committee only has the authority to make grants to employees or consultants of the Company, other than directors and executive officers. See “Corporate Governance – Board of Directors Meetings and Committees – Equity Incentive Committee.”

The Compensation Committee may only make grants at a committee meeting. The Equity Incentive Committee may make grants by written consent or at a meeting attended by an employee at the Vice President level or above who is not receiving a grant. If the Equity Incentive Committee makes grants by written consent, the consent must also be signed by an employee at the Vice President level or above who is not receiving a grant.

Timing of grants

The Compensation Committee generally grants awards to new hires or to recently promoted employees not later than the first committee meeting on or after the employee’s first day of bona fide employment or the day of the employee’s promotion. The Equity Incentive Committee grants awards to new hires or to recently promoted employees on a periodic basis. Refresh grants are considered at least annually by the applicable committee.

Vesting dates

The date of grant is the date of the committee meeting or the effective date of the written consent, except that the date of grant for options or SARs awarded by the Equity Incentive Committee by written consent is the 10th business day after the effective date of the consent. All equity grants made in any quarter may start vesting up to five days before or after the 15th day of the second month of a fiscal quarter, as determined at the time of such equity grant.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

In addition, the Company reimburses Mr. Costello for financial planning pursuant to an arrangement that was negotiated at the time of his recruitment.

The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, a group life insurance plan, a long-term disability insurance plan, a 401(k) retirement savings plan that includes Company matching contributions, and other ancillary benefits plans and policies. In addition, from time to time, the Company makes tickets to cultural and sporting events available to the named executive officers for business purposes. If not utilized for business purposes, they are made available to other employees, including named executive officers, for personal use.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines that require all named executive officers to hold a minimum number of shares in the Company. The stock ownership guidelines are posted on the Company’s web site under Investor Relations/ Corporate Governance. The principal terms of the stock ownership guidelines are described beginning on page 5.

Tax Implications of Executive Compensation

Deductibility of Executive Compensation

Under the federal tax laws, a publicly held company may not claim a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the 1999 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million limitation. Other components of the executive officers’ compensation are subject to the $1 million limitation. In light of the Company’s substantial net operating loss carryforwards, the impact of any loss of federal income tax deductions is expected to be deferred.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the federal tax code provide that certain individuals, including the named executive officers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that the Company or our successor could lose a deduction for the amounts subject to the additional taxes. In order to provide a compensation program that is fully aligned with stockholder interests in the evaluation of a potential transaction, we have provided all of our named executive officers with a gross-up under certain conditions for any additional tax amounts that they may be required to pay as a result of Section 4999. The gross-up is payable pursuant to the severance and employment agreements described under “Severance or Employment Agreements.” The gross-up is applicable to cash and equity compensation received in connection with a change in control.

Post-Employment Compensation

The Compensation Committee has considered the advisability of using employment agreements. It determined that the agreements are in the best interests of the Company and its stockholders because they allow the Company to achieve its goals of retaining the best possible executive talent and obtaining post-employment non-competition covenants from executive officers.

Mr. Calderoni and each of the other named executive officers are parties to severance or employment agreements with us, the principal terms of which are described in more detail beginning on page 22. Under these agreements, the named executive officer will receive the benefits provided under the agreement if within a certain period of time after a change in control, the officer’s employment is terminated without cause or the officer resigns for good reason. In addition, the officer will receive lesser benefits if he or she is terminated without cause or if the officer resigns for good reason not in connection with a change in control.

The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. These benefits also ensure that officers will evaluate potential transactions on an objective basis. The Compensation Committee believes that lesser benefits are appropriate if an officer is terminated without cause or if the officer resigns for good reason. The reason for these severance benefits is to attract and retain key talent. Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control.”

Financial Restatement

The Compensation Committee has not adopted a policy on whether or not the Company will make retroactive adjustments to any cash or equity-based incentive compensation paid to the named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when a need actually arises, when all of the facts regarding the restatement are known.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based on this review, has recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s annual report on Form 10-K.

Submitted by the Compensation Committee of the Ariba Board of Directors:

Richard F. Wallman, Chair Karl E. Newkirk Robert E. Knowling, Jr.

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

2009 Summary Compensation Table

The following table sets forth information regarding compensation earned during fiscal years 2009, 2008 and 2007 by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers, whom we refer to collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Robert M. Calderoni Chairman of the Board of Directors and Chief Executive Officer	2009 2008 2007	675,000 671,875 600,000	— — —		4,239,759 5,800,098 4,432,839	— — —	1,350,000 — 660,000	8,726 6,992 4,695	6,273,485 6,478,965 5,697,534

Ahmed Rubaie Executive Vice President and Chief Financial Officer	2009 2008 2007	400,000 79,167 —	100,000 100,000 —	(4)	1,213,747 111,206 –	— — —	400,000 — —	430,085 — —	2,543,832 290,373 —

Kevin S. Costello President	2009 2008 2007	500,000 497,917 450,000	— — —		1,969,749 2,490,617 1,383,544	— — —	670,000 — 245,000	25,121 24,115 23,819	3,164,870 3,012,649 2,102,363

Kent L. Parker Chief Operating Officer	2009 2008 2007	350,000 347,917 300,000	— — —		1,325,001 1,602,532 861,181	— — 37,959	470,000 — 200,000	9,800 6,900 6,750	2,154,801 1,957,349 1,405,890

(1)	Column reflects base salary earned during the last fiscal year and includes amounts deferred by the named executive officer in accordance with the provisions of our 401(k) Plan.
(2)	The amounts reflected in these columns are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal years ended September 30, 2009, 2008 and 2007. There were no forfeitures during these years. The assumptions made in valuing stock-based awards and option awards reported in these columns are discussed in Note 1 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2009, included in the Company’s annual report on Form 10-K and in Note 1 to the Company’s financial statements for the fiscal years ended September 30, 2008 and September 30, 2007. Additional information regarding the stock-based awards granted to our named executive officers during 2009 is set forth in the 2009 Grants of Plan-Based Awards Table.
(3)	For fiscal 2009, this column includes:
a.	Company matching contributions under the 401(k) Plan of $8,726 for Mr. Calderoni and $9,800 for Messrs. Costello and Parker. Mr. Rubaie did not participate in the 401(k) Plan. Similar to our other employees, named executive officers are also eligible to participate in our 401(k) Plan. At the end of each quarter, we contribute shares of Ariba common stock. Each eligible employee, including executive officers, is allocated a number of shares having a value equal to 100% of their contributions (up to 3% of their eligible compensation) plus 50% up to the next 2% of eligible compensation into the 401(k) Plan per quarter.
b.	The reimbursement of fees for personal financial services in the amount of $15,000 for Mr. Costello.
c.	Reimbursement of entertainment expenses for Mr. Costello and for Mr. Rubaie.
d.	Payment of $428,228 for Mr. Rubaie’s relocation, which includes: (i) $232,000 in connection with the buyout of Mr. Rubaie’s Boston lease, (ii) $36,021 in moving costs from Boston to Los Angeles, and (iii) a tax gross up on Mr. Rubaie’s Boston lease payments of $160,207.
e.	Reimbursement for airfare for Mr. Rubaie’s spouse.
(4)	The amount reflected consists of the second half of a signing bonus for Mr. Rubaie.

“Salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the “total” compensation of the named executive officers for 2009:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation
Robert M. Calderoni	11%	0%	22%
Ahmed Rubaie	16%	4%	16%
Kevin S. Costello	16%	0%	21%
Kent L. Parker	16%	0%	22%

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards, Based on 2009 Performance (2)		Grant Date Fair Value of Stock Awards ($) (3)	Total Equity Incentive Plan Awards (#) (4)	Total Value of Equity Incentive Plan Awards ($) (5)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Robert M. Calderoni	10/27/2008	675,000	1,350,000	108,333	216,667	1,865,500	325,000	2,798,250
Ahmed Rubaie	10/27/2008	200,000	400,000	25,000	50,000	430,500	75,000	645,750
Kevin S. Costello	10/27/2008	335,000	670,000	50,000	100,000	861,000	150,000	1,291,500
Kent L. Parker	10/27/2008	235,000	470,000	36,667	73,333	631,400	110,000	947,100

(1)	These payouts are subject to the terms and conditions of the Company’s Bonus Plan – Executive Officers described in “Executive Compensation and Related Information—Compensation Components – Bonus” above.
(2)	These grants are subject to the terms and conditions of the Company’s 1999 Equity Incentive Plan or, in the case of Kent L. Parker, the FreeMarkets, Inc. 2001 Stock Incentive Plan. They represent performance-based restricted stock units that vest only if a minimum performance level is reached. The grants shown in these two columns vested on November 15, 2009, based on performance in the fiscal year ending September 30, 2009. The performance measure was subscription software growth and was linked to the Company’s strategic and operating plans. The maximum award was 200% of the target number shown; 195% of the target number was actually achieved for fiscal year 2009. Grants vest only if the recipient has remained employed until the vesting date. To the extent provided in an individual agreement between the officer and the Company, grants may vest on an accelerated basis in the event that the Company is subject to a change in control; please refer to “Severance or Employment Agreements” below.
(3)	These amounts represent the fair value of the maximum number of restricted stock units shown in the column to the left and based on a closing price of $8.61 on October 27, 2008.
(4)	These share numbers represent all of the performance-based restricted stock units awarded during the fiscal year ending September 30, 2009. The units vest only if a minimum performance level is reached. One-third of the total number of units vested on November 15, 2009, based on performance in the fiscal year ending September 30, 2009. They are shown on the left under “Estimated Future Payouts Under Equity Incentive Plan Awards, Based on 2009 Performance.” The remaining two-thirds of the total number of units awarded in fiscal year 2009, at a maximum of 195%, may vest on November 10, 2010, based on performance in the fiscal year ending September 30, 2010.
(5)	These amounts represent the total value of the restricted stock units shown in the column to the immediate left, based on a closing price of $8.61 on October 27, 2008. This amount does not represent the grant date fair value of such awards as determined by applicable accounting standards.

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert M. Calderoni	66,660	(2)	773,256	333,300 211,250	(3) (4)	3,866,280 2,450,500

Ahmed Rubaie	61,777	(5)	716,613	48,750	(4)	565,500

Kevin S. Costello	33,330	(2)	386,628	166,650 97,500	(3) (4)	1,933,140 1,131,000

Kent L. Parker	23,998	(2)	278,377	99,990 71,500	(3) (4)	1,159,884 829,400

(1)	Calculated by multiplying the number of unvested shares by $11.60, the closing price per share of our common stock on the NASDAQ Global Market on September 30, 2009.
(2)	One-half of these shares vest on each of the following dates: November 20, 2009 and November 20, 2010.
(3)	The achievement of the 2008 Performance-Based milestone, related to subscription software revenue, was attained at the 200% level. The remaining Performance-Based Stock Units will vest one-half on November 20, 2009 and one-half on November 20, 2010.

(4)	The achievement of the 2009 Performance-Based milestone, related to subscription software revenue, was attained at the 195% level. The Performance-Based Stock Units will vest on November 15, 2009.
(5)	One-half of these shares vest on each of the following dates: August 20, 2010 and August 20, 2011.

Stock Vested in Fiscal Year 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert M. Calderoni	487,540	3,936,966
Ahmed Rubaie	30,889	362,637
Kevin S. Costello	179,187	1,369,242
Kent L. Parker	122,845	960,684

Potential Payments Upon Termination or Change In Control

The following table shows the potential payments that would be made upon a termination of employment in the circumstances described below under “Severance or Employment Agreements.” The amounts shown assume that the employment termination was effective on September 30, 2009, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards.

	Termination Within 12 Months After Change in Control				Termination Before, or More than 12 Months After, Change in Control
	Salary & Bonus ($)(1)	Vesting of Stock Awards ($)(2)(5)	Benefit Continuation ($)(4)	Total ($)	Salary & Bonus ($)(3)	Vesting of Stock Awards ($)(2)(6)	Benefit Continuation ($)(7)	Total ($)
Robert M. Calderoni	3,375,000	12,179,536	15,057	15,569,593	2,025,000	8,409,536	15,057	10,449,593
Ahmed Rubaie	1,200,000	2,814,914	15,057	4,029,971	600,000	648,301	10,038	1,258,339
Kevin S. Costello	2,087,500	5,799,768	12,358	7,899,626	835,000	1,739,896	8,239	2,583,135
Kent L. Parker	877,500	3,990,261	14,383	4,882,144	585,000	1,144,475	9,588	1,739,063

(1)	Amounts shown represent a cash lump sum payment equal to a multiple of base salary plus annual target bonus. The multiple is 250% in the case of Messrs. Calderoni and Costello, 200% in the case of Mr. Rubaie, and 150% in the case of Mr. Parker.
(2)	These amounts represent the number of unvested shares of restricted stock, multiplied by the closing market price ($11.60) of our Common Stock on September 30, 2009, the last business day of the quarter, as quoted on the Nasdaq Global Market.
(3)	Amounts shown represent a severance payment equal to a continuation payment of the named executive officer’s base salary as of September 30, 2009 for one year (18 months in the case of Mr. Calderoni) plus annual target bonus.
(4)	Benefit continuation payments are equal to the employer portion of the cost of the named executive officer’s benefits based upon 2009 benefit rates for 18 months.
(5)	The terms of the performance stock units provide that if a Change in Control (as defined in the Severance Agreement for each executive officer described in “Severance or Employment Agreements” below) occurs and the executive officer becomes entitled to accelerated vesting under the Severance Agreement after the Change in Control but before October 1, 2009, then 200% of the total number of units will vest immediately. The 2009 and 2010 performance-based vesting conditions will be disregarded.
(6)	The terms of the performance stock units provide that if no change in control occurs and the executive officer becomes entitled to accelerated vesting (or continued vesting during a defined Continuation Period) under the Severance Agreement before October 1, 2009, then, for the purpose of calculating the number of shares eligible for vesting acceleration or vesting continuation under the Severance Agreement, the 2009 performance-based vesting condition will be deemed to have been met at the 100% award vesting level. The 2010 performance-based vesting conditions will be disregarded.
(7)	Benefit continuation payments are equal to the employer portion of the cost of the named executive officer’s benefits based upon 2009 benefit rates for 12 months (18 months in the case of Mr. Calderoni).

Severance or Employment Agreements

A summary of each of the named executive officer’s severance or employment agreements is as follows:

Robert M. Calderoni

The Company entered into a severance agreement with Mr. Calderoni. If the Company terminates his employment for a reason other than cause or disability, the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 18 months, for 18 months of additional service credit for purposes of determining the vested portion of his options and restricted shares, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 18 months and for an opportunity to exercise his options during the 18-month period starting on his termination date.

If within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has failed to appoint him as the chief executive officer of a public corporation, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 18 months and for an opportunity to exercise his options during the 30-month period starting on his termination date.

The 18-month continuation of cash compensation and continued option vesting are contingent on Mr. Calderoni’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Calderoni is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Calderoni from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Calderoni is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The severance agreement also provides that the Company will reimburse Mr. Calderoni, on a tax-adjusted basis, for the excise tax on excess parachute payments. The Internal Revenue Code imposes a 20% excise tax on “excess parachute payments.” Parachute payments include all compensation that is contingent on a change in control of the Company, including severance benefits and accelerated vesting of options and restricted stock. However, the excise tax applies only if the aggregate amount of all parachute payments equals or exceeds 300% of the executive’s average annual compensation from the Company for the last five completed calendar years (or, if less, for all completed calendar years in the executive’s period of employment). If the excise tax applies, then parachute payments become subject to the tax to the extent that they exceed 100% of the executive’s average annual compensation from the Company for the same period.

Ahmed Rubaie

The Company entered into an employment agreement with Mr. Rubaie. If the Company terminates his employment for a reason other than cause or disability, then the employment agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of any options, restricted shares or stock units, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 12 months and for an opportunity to exercise any options during the 12-month period starting on his termination date.

If, within 12 months after the Company has been subject to a change in control, the Company terminates Mr. Rubaie’s employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the agreement provides for a lump sum payment equal to 200% of his annual cash compensation (base salary plus target bonus), for full vesting of his equity compensation, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 24 months and for an opportunity to exercise any options during the 24-month period starting on his termination date.

The employment agreement also provides that the Company will reimburse Mr. Rubaie, on a tax-adjusted basis, for any excise tax on excess parachute payments, provided that the parachute payments exceed 330% of his average annual compensation from the Company for the last five completed calendar years (or for such shorter time as he was employed by Ariba). If Mr. Rubaie’s parachute payments are between 300% and 330% of his average annual compensation, the parachute payments will be reduced to an amount just below 300%. If Mr. Rubaie’s parachute payments are below 300% of his average annual compensation, the excise tax does not apply.

The benefits received from a termination for a reason other than cause or disability are contingent on Mr. Rubaie’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Rubaie is employed by Ariba and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Rubaie from soliciting Ariba’s employees to work for another employer. Another covenant prohibits him from competing with Ariba and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement and/or spend management software or service sales or sales of software or services aiding companies in sourcing and/or spend management activities. Finally, Mr. Rubaie is required to facilitate the transition of his duties to his successor and is precluded from disparaging Ariba or its directors, officers or employees.

Under the employment agreement, Mr. Rubaie’s base salary is at least $400,000. Mr. Rubaie received a signing bonus of $200,000, paid in two installments. Commencing with fiscal year 2009, Mr. Rubaie is eligible for an annual incentive bonus with a target amount of not less than $200,000, based upon criteria established by the Company. Solely with respect to fiscal year 2009, the Company agreed that Mr. Rubaie’s incentive bonus would not be less than $150,000. Mr. Rubaie was granted restricted stock units pursuant to Ariba’s 1999 Equity Incentive Plan with a market value equal to $1,400,000, calculated based on the average of the closing prices on the 30 consecutive trading days immediately preceding July 21, 2008, the date of grant, as reported by The Wall Street Journal. The grant vests in three annual installments from the vesting commencement date, provided that the Mr. Rubaie remains in continuous service at Ariba on the applicable vesting date.

Kevin S. Costello

The Company entered into a severance agreement with Mr. Costello. If the Company terminates his employment for a reason other than cause or disability or if he resigns after the Company, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a continuation of his cash compensation (base salary plus target bonus) for 12 months, for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 12 months and for an opportunity to exercise his options during the 12-month period starting on his termination date.

If within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or disability or he resigns after the Company or its successor, without his consent, has required that he report to anyone other than the Company’s Chief Executive Officer or board of directors, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the severance agreement provides for a lump sum payment equal to 250% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 18 months and for an opportunity to exercise his options during the 30-month period starting on his termination date.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Costello’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Costello is employed by the Company and while his cash compensation continues following the termination of his employment. One of the covenants prohibits Mr. Costello from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Costello is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The severance agreement also provides that the Company will reimburse Mr. Costello, on a tax-adjusted basis, for the excise tax on all excess parachute payments, provided the parachute payments exceed 330% of his average annual compensation from the Company for the last five completed calendar years. If Mr. Costello’s parachute payments are between 300% and 330% of his average annual compensation, the parachute payments will be reduced to an amount just below 300%. If Mr. Costello’s parachute payments are below 300% of his average annual compensation, the excise tax does not apply.

Kent L. Parker

The Company entered into an employment agreement with Mr. Parker. If the Company terminates his employment for a reason other than cause or permanent disability, then the employment agreement provides for a continuation in his cash compensation (base salary plus target bonus) for 12 months, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 12 months and for 12 months of additional service credit for purposes of determining the vested portion of his options and restricted shares. Finally, any stock options that he holds on his termination date would remain exercisable for 12 months after his termination date and for at least three months after they become exercisable. However, if within 12 months after the Company has been subject to a change in control, the Company terminates his employment for a reason other than cause or permanent disability or if he resigns after the Company, without his consent, has caused him to report to someone below the level of Executive Vice President of the Company, has reduced his compensation or has relocated his place of employment by more than 50 miles, then the employment agreement provides for a lump sum payment equal to 150% of his annual cash compensation (base salary plus target bonus), for full vesting of his options and restricted shares, for the Company to pay the employer portion of the monthly premium for COBRA for a period of 18 months and for an opportunity to exercise his options during the 18-month period starting on his termination date.

The 12-month continuation of cash compensation and continued option vesting are contingent on Mr. Parker’s executing a general release of claims and complying with restrictive covenants. These covenants apply while Mr. Parker is employed by the Company and during the 12-month period when his severance payments continue following the termination of his employment. One of the covenants prohibits Mr. Parker from soliciting the Company’s employees to work for another employer. Another covenant prohibits him from competing with the Company and from working for certain specific companies as well as any other company that derives its revenue primarily from e-procurement or spend management software sales or from sales of software or services aiding companies in sourcing or spend management activities. Finally, Mr. Parker is required to facilitate the transition of his duties to his successor and is precluded from disparaging the Company or its directors, officers or employees.

The employment agreement also provides that the Company will reimburse Mr. Parker, on a tax-adjusted basis, for the excise tax on all excess parachute payments, provided the parachute payments exceed 330% of his average annual compensation from the Company for the last five completed calendar years (or for such shorter time as he was employed by Ariba). If Mr. Parker’s parachute payments are between 300% and 330% of his average annual compensation, the parachute payments will be reduced to an amount just below 300%. If Mr. Parker’s parachute payments are below 300% of his average annual compensation, the excise tax does not apply.

Under the employment agreement, Mr. Parker’s annual salary is at least $300,000, and his annual bonus target is at least $150,000. Under the agreement, the Company is also required to reimburse Mr. Parker for certain commuting and living expenses on a tax-adjusted basis.

DIRECTOR COMPENSATION

2009 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in fiscal year 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Harriet Edelman	77,000	170,449	247,449
Robert D. Johnson	83,000	100,329	183,329
Richard A. Kashnow	100,500	100,329	200,829
Robert E. Knowling, Jr.	114,500	100,329	214,829
Thomas F. Monahan	111,000	100,329	211,329
Karl E. Newkirk	81,000	100,329	181,329
Richard F. Wallman	99,500	100,329	199,829

(1)	The amounts reflected in this column are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year ended September 30, 2009. There were no forfeitures during the year. The assumptions made in valuing stock-based awards reported in these columns are discussed in Note 1 to the Company’s consolidated financial statements for the fiscal year ended September 30, 2009, included in the Company’s annual report on Form 10-K. Additional information regarding the stock-based awards granted to our non-employee directors during 2009 is set forth below.

Additional Information With Respect to Director Equity Awards

The date of grant, the number of shares included in each grant, the grant date fair value of each grant and the aggregate number of shares outstanding on September 30, 2009, were as follows:

Name	Date of Grant	Number of Shares Granted	Grant Date Fair Value ($))	Aggregate Number of Shares Outstanding on 9/30/2009
Harriet Edelman	3/1/2009	12,338	101,048	12,338
Robert D. Johnson	3/1/2009	12,338	101,048	12,338
Richard A. Kashnow	3/1/2009	12,338	101,048	12,338
Robert E. Knowling, Jr.	3/1/2009	12,338	101,048	12,338
Thomas F. Monahan	3/1/2009	12,338	101,048	12,338
Karl E. Newkirk	3/1/2009	12,338	101,048	12,338
Richard F. Wallman	3/1/2009	12,338	101,048	12,338

Non-employee members of the Board of Directors receive a retainer of $50,000 per year, paid in quarterly installments. The Company’s lead independent director (currently Robert E. Knowling, Jr.) receives an additional retainer of $30,000 per year, paid in quarterly installments. The Company pays retainer fees to the chairs of its committees, including a $25,000 per year retainer fee for the Audit Committee chair, a $15,000 per year retainer fee for the Compensation Committee chair, and a $10,000 per year retainer fee for the Corporate Governance and Nominating Committee chair, paid in quarterly installments. Directors receive a fee of $2,500 for each meeting of the Board of Directors that they attend and a fee of $1,500 for each meeting of a committee of the Board of Directors that they attend. Directors may elect to convert from 50% to 100% of their cash compensation into shares or units of Common Stock or options to purchase such shares or units. The shares, units or options are granted automatically as of the last day of the quarter in which the cash compensation was earned. Cash is converted into shares based on the closing price of the Common Stock on the last trading day in the quarter and into options based on the option valuation method used by the Company in preparing its consolidated financial statements. The options have an exercise price equal to 100% of the closing price of the Common Stock on the last trading day in the quarter. The option term is 10 years, except that the options expire 12 months after the director’s service terminates for any reason. Shares or options received in lieu of cash compensation are fully vested.

Non-employee directors also receive grants of restricted stock units under the 1999 Equity Incentive Plan. The Board of Directors has determined that each new non-employee director, upon election to the Board of Directors, will receive a one-time grant of restricted stock units with a fair market value of $100,000 on the date of grant, provided that the director has never been employed by the Company. In addition, each continuing non-employee director will receive an annual grant of restricted stock units with a fair market value of $100,000 on the date of grant, to be granted at the meeting of the Board of Directors held in conjunction with the annual meeting of stockholders (whether or not the director has been employed by the Company). However, a director will not receive an annual grant in the same calendar year in which he or she received the initial grant. Each initial and annual grant of restricted stock units vests on the first anniversary of the date of grant, provided that the recipient remains in the Company’s service on the vesting date, subject to full acceleration upon a change in control of the Company. Each non-employee director received the annual grant at the time of our 2009 annual meeting of stockholders.

TRANSACTIONS WITH RELATED PERSONS

Review, approval or ratification of transactions with related persons

The board of directors has adopted a policy for the review of related person transactions. This policy is posted on our web site at www.ariba.com.

The Audit Committee reviews and approves all related person transactions in which we are or will be a participant. It is the Company’s general policy to approve, enter into and/or ratify related person transactions only when the Company determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person, as defined below, had or will have a direct or indirect material interest and that exceeds $120,000 are subject to the Audit Committee’s review.

A “Related Person” means (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (2) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

After review, the Audit Committee shall approve or disapprove such related person transactions and at each subsequent regular meeting, management shall update the Audit Committee if there has been any material change to those existing or proposed transactions.

Transactions with Related Persons

Since the beginning of fiscal year 2009, there have not been any transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant, the amount involved exceeded $120,000, and any related person had or will have a material direct or indirect.

Legal Proceedings Involving Directors and Executive Officers

There are no material pending legal proceedings to which any director or executive officer of the Company is a party adverse to the Company or to which any director or executive officer has a material interest adverse to the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board, on the recommendation of the audit committee, has selected the firm of Ernst & Young LLP (“Ernst & Young”) as our registered public accounting firm for fiscal year 2010. Ernst & Young has audited the Company’s consolidated financial statements since February 2006. Although stockholder approval of the board’s selection of Ernst & Young is not required by law, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the board will reconsider its selection of Ernst & Young.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the approval of Ernst & Young as our registered public accounting firm for the fiscal year ending September 30, 2010.

Independent Registered Public Accounting Firm Fees

The following table summarizes the fees of Ernst & Young, our registered public accounting firm, billed to us for each of the last two fiscal years.

	FY 2009	FY 2008
Audit Fees Excluding Audit-Related:
Audit (including quarterly reviews)	$1,002,938	$1,049,254
Statutory audits	—	—
Accounting consultations	39,704	117,090
Total Audit Fees	1,042,642	1,166,344

Audit-Related Fees:	—	92,806
Tax Fees:	1,239	104,834
All Other Fees:	67,500	—
Total Worldwide Fees	$1,111,381	$1,363,984

Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by the Company’s principal accountants be approved in the advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

All audit and non-audit services performed by the Company’s principal accountants were approved in advance by the Audit Committee without subsequent ratification pursuant to the De Minimis Exception.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Pursuant to the charter, the Audit Committee selects the Company’s independent auditors.

Management is responsible for the Company’s internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting, and reviews the results and scope of the audit and other services provided by the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380).

The Company’s independent auditors provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out their oversight responsibilities. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of The Nasdaq Global Market.

Submitted by the Audit Committee of the Board of Directors:

Thomas F. Monahan, Chair
Richard A. Kashnow
Robert D. Johnson
Harriet Edelman

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16(a)”), which require them to file reports with respect to their ownership of Common Stock and their transactions in Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their fiscal year 2009 transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2009, the Company believes that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board or greater than 10% stockholders during such fiscal year, except for the following: (i) each of Mssrs. Johnson, Monahan, Newkirk, Kashnow, Knowling and Wallman made two late filings related to the grant and the vesting of their 2008 awards, (ii) Ms. Edelman made one late filing related to the July 2009 vesting of her July 2008 award, and (iii) Mr. Rubaie made one late filing related to the August 2009 vesting of his July 2008 restricted stock units. All of the late filings are attributable to the Company’s administrative errors.

Availability of Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, including our consolidated financial statements contained therein, is available free of charge on the Investor Relations section of our web site at http://www.ariba.com or through the Securities and Exchange Commission’s electronic data system at http://www.sec.gov. TO REQUEST A PRINTED COPY OF OUR ANNUAL REPORT, WHICH WE WILL PROVIDE TO YOU FREE OF CHARGE, EITHER: WRITE TO ARIBA’S INVESTOR RELATIONS DEPARTMENT AT ARIBA, INC., 807 11TH AVE., SUNNYVALE, CA 94089, CALL US AT (650) 390-1000 OR E-MAIL US AT Investor@ariba.com.

Stockholder Proposals for 2011 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy statement and form of proxy for presentation at the Company’s 2011 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its principal executive offices at 807 11th Avenue, Sunnyvale, California 94089, Attn: General Counsel, not later than September 15, 2010. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in the Company’s proxy statement and proxy is instead a reasonable time before the Company begins to print and mail its proxy materials. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act are required to provide the information required by the Company’s bylaws and give timely notice to the Secretary of the Company in accordance with the Company’s bylaws at the aforementioned address not earlier than October 30, 2010 and not later than November 29, 2010. If the date of next year’s annual meeting of stockholders is moved more than 30 days before or 30 days after the anniversary of the Annual Meeting, then notice of such proposal must be received no later than the close of business on the later of (i) the date 90 days prior to the meeting, and (ii) the date 10 days after public announcement of the meeting date. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Stockholders may contact the Secretary of the Company at the Company’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Other Business

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

Ahmed Rubaie
Executive Vice President and Chief Financial Officer

Sunnyvale, California

January 13, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET, BY TELEPHONE, OR, IF YOU HAVE REQUESTED A PAPER COPY OF THESE DOCUMENTS, BY PROMPTLY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE PRE-ADDRESSED ENVELOPE PROVIDED. PLEASE SEE “VOTING OF SHARES” ON PAGE 2 OF THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE YOUR SHARES AND CHANGE YOUR VOTE.

ARIBA, INC. 807 11TH AVENUE SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18797-Z51657                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARIBA, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors
1.	Election of Directors	☐	☐	☐
Nominees:
01) Thomas F. Monahan
02) Karl E. Newkirk
03) Richard F. Wallman
Vote on Proposal The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2010.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

     Signature [PLEASE SIGN WITHIN BOX]                        Date                                       Signature (Joint Owners)                                                   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M18798-Z51657

ARIBA, INC.

807 11th Avenue

Sunnyvale, CA 94089

This Proxy is Solicited on Behalf of the Board of Directors of Ariba, Inc.

for the Annual Meeting of Stockholders to be held February 26, 2010

The undersigned holder of common stock (the “Common Stock”), par value $0.002, of Ariba, Inc. (the “Company”) hereby appoints Robert M. Calderoni and Ahmed Rubaie, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on February 26, 2010 at 8:30 a.m. local time, at ARIBA, 11625 Rainwater Drive, 500-600 Northwinds Center, Suite 150, Alpharetta, GA, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED IN THE PROXY STATEMENT, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Chief Financial Officer of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)